CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Post-Effective Amendment No.1 to Form S-4 of New Motion, Inc. of our report dated February 28, 2006 except for the changes in segment reporting and classifications of operating expenses in Note 1, as to which the date is February 27, 2007 relating to the financial statements and financial statement schedule of Traffix, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP
Florham Park, NJ
January 15, 2008